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[MILLENNIUM CHEMICALS GRAPHIC]


                         NEWS RELEASE

Contact:          Thomas Van Valkenburgh
                  Manager of Investor Relations
                  (410) 229-8113

                                                           FOR IMMEDIATE RELEASE



         MILLENNIUM CHEMICALS POSTPONES EARNINGS RELEASE AND CONFERENCE
             CALL AND PROVIDES INFORMATION ON FIRST QUARTER RESULTS


Hunt Valley, Maryland, May 5, 2004 -- Millennium Chemicals (NYSE-MCH) ("Millennium", or the "Company") announced today the postponement of its previously announced conference call on first quarter operating results and outlook scheduled for 1:00 p.m. on May 5, 2004. The postponement of the call and the issuance of first quarter operating results is necessary to provide Millennium with additional time to analyze the potential accounting ramifications in the first quarter of revised FASB Interpretation No. 46
"FIN 46", Consolidation of Variable Interest Entities, effective
January 1, 2004 for variable interests acquired before February 1, 2003.

FIN 46 is a highly technical accounting model that under certain circumstances would require a company to consolidate another entity based on the sharing of economic risks and rewards rather than equity ownership and voting rights. The risk and rewards model of FIN 46 requires consolidation of that entity if the company participates in the majority of the entity's economics, whether or not those economics result from contractual agreements, equity investments or other capital support.

The following information is provided in lieu of the information normally included in the Company's quarterly earnings release on operating results.

TITANIUM DIOXIDE

The improved global economy has increased worldwide demand for our titanium dioxide products and has accelerated upward price momentum at the end of the first quarter of 2004.

In US dollar terms, the average global first quarter price was similar to both last year's first quarter and the fourth quarter of 2003. However, average local currency selling prices in the first quarter of 2004 decreased 7 percent from last year's first quarter and decreased 3 percent from the fourth quarter of 2003.

The first quarter 2004 TiO[u]2 sales volume of 167,000 metric tons increased 15 percent from the first quarter of last year and increased 11 percent from the fourth quarter of 2003. Millennium estimates that the global TiO[u]2 market increased 3 to 5 percent compared to the first quarter of 2003. Improved global economic conditions primarily account for the increased demand. The Company's TiO[u]2 market share increased, which is consistent with the Company's objectives of offering leading market performance products and being price competitive in all markets to regain market share lost over the last few years.




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The first quarter 2004 TiO[u]2 plant production operating rate was 93 percent of annual nameplate capacity of 690,000 metric tons compared to an operating rate of 88 percent in both last year's first quarter and the fourth quarter of 2003.

Outlook

We expect seasonally higher sales volume and improved local currency pricing for the Titanium Dioxide segment in the second quarter of 2004 as compared to the first quarter. The Company expects to realize higher selling prices as a result of implementing previous price announcements. Lower production volumes are expected in the second quarter due to the scheduling of planned maintenance activities.

ACETYLS

Higher prices and increased sales volume offset the high cost of natural gas during the first quarter of 2004, as compared in each case to the fourth quarter of 2003.

In the aggregate, the weighted-average US dollar selling price for VAM and acetic acid in the first quarter of 2004 increased 4 percent from prices both in the first quarter of 2003 and the fourth quarter of 2003. Aggregate sales volume for VAM and acetic acid in the first quarter increased 8 percent from the first quarter of 2003 and increased 3 percent from the fourth quarter of 2003.

Outlook

Sales volume is expected to be similar to the first quarter of 2004 and local currency sales prices are expected to be slightly higher than the first quarter of 2004. In the second quarter of 2004, scheduled maintenance shutdowns will reduce production volumes. Additionally, future prices indicate higher second quarter costs for natural gas, our primary raw material.

SPECIALTY CHEMICALS

The Specialty Chemicals segment is expected to return to profitability in the first quarter of 2004 driven primarily by higher sales volume.

Sales volume increased 8 percent from the first quarter of 2003 and was 21 percent higher than the fourth quarter of 2003 due to seasonal demand. Average selling prices decreased 4 percent compared to both the first quarter of 2003 and the fourth quarter of 2003, primarily due to changes in product mix.

Outlook

Business conditions in the Specialty Chemicals segment in the second quarter of 2004 are expected to be similar to the first quarter of 2004.

EQUISTAR CHEMICALS, LP

Millennium's 29.5 percent stake in Equistar generated equity earnings on investment of $2 million in the first quarter of 2004 compared to an equity loss of $43 million in the first quarter of 2003 and $31 million equity loss in the fourth quarter of 2003. Improving economic conditions and tight supply/demand balances in several of Equistar's products contributed to improved results during the quarter.




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Compared to the first quarter of 2003, the first quarter of 2004 results improved significantly due to the average prices for ethylene and ethylene derivatives increasing by approximately 3 cents per pound. Equistar's combined ethylene and ethylene derivative sales volumes increased by approximately 5 percent.

Compared to the fourth quarter of 2003, the first quarter of 2004 results improved significantly as ethylene and ethylene derivative (ethylene oxygenates and polyethylene) prices averaged 2 cents per pound to 3.5 cents per pound higher than during the fourth quarter. Price increases in Equistar products more than offset the impact of rising raw material costs, driven by average crude oil prices that were $4 per barrel higher in the first quarter of 2004 versus the fourth quarter of 2003. Significantly higher co-product (propylene, benzene, and fuels) prices more than offset the impact of an increase of approximately $100 million in crude-oil-based liquid raw material costs for all of Equistar. Ethylene and ethylene derivative volumes were relatively unchanged versus the fourth quarter of 2003.

Outlook

The level and volatility of crude oil and natural gas prices continue to negatively impact the industry, creating uncertainties for both near-term product margins and demand. Although Equistar continues to face raw material price uncertainties, improving industry conditions have enabled Equistar to deal with this volatility more successfully than during the past three years. If Equistar continues to experience solid global economic growth and some stabilization of energy prices, Equistar's business could enjoy very positive conditions later in the year.

DEBT AND LIQUIDITY

During the first quarter of 2004, Millennium reduced net debt outstanding at December 31, 2003 by $34 million. During the first quarter the Company also repatriated cash of approximately $107 million from Australia and Europe to the US. This cash was used to reduce outstanding borrowings under the Company's Credit Agreement and for general corporate purposes. At the end of the first quarter of 2004, the Company had $21 million of outstanding undrawn letters of credit and no outstanding borrowings under the Credit Agreement and accordingly had $129 million of unused availability under this facility.

COMBINATION UPDATE

As announced on March 29, 2004, Millennium executed a definitive agreement with Lyondell Chemical Company for a stock-for-stock business combination. The proposed business combination is subject to approval by both Millennium and Lyondell shareholders, the amendment of Millennium's and Lyondell's respective bank credit agreements and Lyondell's account receivable sales facility and other customary conditions. Millennium anticipates that the proposed business combination will occur during the third quarter of 2004. There can be no assurance that the proposed transaction will be completed.




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Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:
o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium-based pigments;
o The second-largest producer of acetic acid and vinyl acetate monomer in North America;
o    A leading producer of terpene-based fragrance and flavor chemicals; and,
o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the chemical industries in which Millennium and Equistar Chemicals, LP ("Equistar") operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; Millennium's substantial indebtedness and its impact on Millennium's cash flow, business operations and ability to obtain additional financing -- failure to comply with the covenants and other restrictions in Millennium's debt instruments would lead to additional restrictions and costs, or an acceleration of Millennium's indebtedness; limitations on credit extended to Millennium and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's and Equistar's current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters, together with additional factors that could cause Millennium's results to differ materially from those described in the forward-looking statements, can be found in Exhibit 99.1 to Millennium's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended and Lyondell's registration statement containing the preliminary joint proxy statement/prospectus in connection with the proposed business combination, which was filed with the SEC on April 26, 2004. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

In addition, in connection with the proposed business combination, Lyondell and Millennium have filed relevant materials with the SEC, including a registration statement containing a preliminary joint proxy statement/prospectus, which was filed on April 26, 2004. The definitive joint proxy statement/prospectus will be sent to holders of Lyondell's and Millennium's common stock when it becomes available. Investors and security holders are urged to read the preliminary joint proxy statement/prospectus on file with the SEC, the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed by Lyondell or Millennium because they contain, or will contain, important information. Investors and security holders may obtain a free copy of the preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus (when it becomes available) and other documents filed by Lyondell and Millennium with the SEC for free at the SEC's web site at www.sec.gov. The preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus (when it becomes available) and the other documents filed by Millennium may also be obtained free from Millennium by calling Millennium's Investor Relations department at (410) 229-8113.

The respective executive officers and directors of Lyondell and Millennium and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lyondell's executive officers and directors is available in the proxy statement filed with the SEC by Lyondell on March 16, 2004, and information regarding Millennium's directors and its executive officers is available in Millennium's Amendment to its Annual Report on Form 10-K/A for the year ended December 31, 2003, which was filed with the SEC on April 27, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary joint proxy statement/prospectus and other relevant materials filed with the SEC and will be contained in the definitive joint proxy statement/prospectus and other relevant materials filed with the SEC, as they become available.

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